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                                EXHIBIT 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Arbor Drugs, Inc. on Form S-8, relating to the Arbor Drugs, Inc. Employee Stock Purchase Plan, of our report dated September 26, 1997, on our audits of the consolidated financial statements of Arbor Drugs, Inc. and Subsidiaries, as of July 31, 1997 and 1996, and for the years ended July 31, 1997, 1996 and 1995, which report is included in the Annual Report on Form 10-K for the year ended July 31, 1997, filed by Arbor Drugs, Inc. with the Securities and Exchange Commission.

/S/ Coopers & Lybrand L.L.P.

Detroit, Michigan
January 26, 1998